Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Registration Statement on Form 10-K of our report dated March 25, 2009 on our audit of the consolidated balance sheet of China Housing & Land Development, Inc. and Subsidiaries as at December 31, 2008 and 2007 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, and to the reference to our firm under the heading “Experts”.

/s/ MSCM LLP

Toronto, Canada
April 13, 2009